EXHIBIT 15.1

Letter from Ernst & Young, LLP Regarding Unaudited Interim Financial Information

To the Board of Directors and Shareholders of L Brands, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of L Brands, Inc. (“the Company”), for the registration of 13,733,119 shares of its Common Stock pertaining to the L Brands, Inc. 2020 Stock Option and Performance Incentive Plan, of our reports dated June 3, 2020, September 3, 2020 and December 4, 2020 relating to the unaudited consolidated interim financial statements of the Company that are included in its Forms 10-Q for the quarters ended May 2, 2020, August 1, 2020 and October 31, 2020.

/s/ Ernst & Young LLP

Grandview Heights, Ohio

December 9, 2020